Exhibit 23.2

KPMG LLP	Telephone	(416) 228-7000
Yonge Corporate Centre	Fax	(416) 228-7123
4100 Yonge St.	Internet	www.kpmg.ca
Suite 200
North York, ON M2P 2H3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Novadaq Technologies Inc.

We consent to the use of:

•	our Independent Auditors’ Report of Registered Public Accounting Firm dated February 24, 2015 on the consolidated financial statements of Novadaq Technologies Inc. (the “Company”), which comprise the consolidated statement of financial position as at December 31, 2014, the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and

•	our Report of Independent Registered Public Accounting Firm dated February 24, 2015 on the Company’s internal control over financial reporting as of December 31, 2014,

each of which is incorporated by reference in this Registration Statement on Form S-8 relating to the Novadaq Technologies Inc. Long Term Incentive Plan.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

May 13, 2015

Toronto, Canada